U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
  Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                 30(f) of the Investment Company Act of 1940



/ /   Check this box if                         OMB APPROVAL
      no longer subject                         ------------
      to Section 16.                            OMB Number 3235-0287
      Form 4 or Form 5                          Expires: September 30, 1998
      obligations may continue.                 Estimated average burden
      See Instruction 1(b).                     hours per response.....0.5
(Print or type Responses)

1.    Name and Address of Reporting Person*

      Kingdon Capital Management Corp.
      (Last)                  (First)                (Middle)

      152 West 57th Street
                             (Street)

      New York                  NY                     10019
      (City)                  (State)                  (Zip)



2.    Issuer Name and Ticker or Trade Symbol

      Alyn Corporation; "ALYN"

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Statement for Month/Year

      10/96

5.    If Amendment, Date of Original  (Month/Year)


6.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

         __   Director                                X  10% Owner
         __   Officer (give title below)              __ Other (specify below)


          ---------------------------------


7.    Individual or Joint/Group Filing (Check Applicable Line)

      __  Form filed by One Reporting Person
      X   Form filed by More than One Reporting Person


TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security  2. Trans-  3. Transaction  4. Securities Acquired (A)  5. Amount of         6. Ownership     7. Nature
   (Instr. 3)            action     Code            or Disposed of (D)          Securities           Form:            of Indirect
                         Date                       (Instr. 3, 4 and 5)         Beneficially         Direct (D)       Beneficial
                         (Month/    (Instr.8)                                   Owned at End         or Indirect      Ownership
                         Day/                                                   of Month             (I)
                         Year)
                                    Code   V      Amount  (A) or (D)  Price     (Instr. 3 and 4)  (Instr. 4)          (Instr. 4)

Common Stock,         10/22/96      P             240,000    A        $13.50    1,486,400            I                By M. Kingdon
  $.001 par value                                                                                                     Offshore NV*

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Common Stock,         10/22/96      P              80,000    A        $13.50      500,800            I                By Kingdon
  $.001 par value                                                                                                     Associates,
                                                                                                                      L.P.*

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Common Stock,         10/22/96      P              80,000    A        $13.50      500,800            I                By Kingdon
  $.001 par value                                                                                                     Partners,
                                                                                                                      L.P.*

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                              SEC 1474 (7-96)


FORM 4 (continued)             Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (e.g., put, calls, warrants, options, convertible securities)


-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security    2. Conver-       3. Trans-       4. Transac-          5. Number of Deriv-       6. Date Exer-
                                      sion or          action          tion Code            ative Securities          cisable and
   (Instr. 3)                         Exercise         Date                                 Acquired (A) or           Expiration
                                      Price of                         (Instr. 8)           Disposed of (D)           Date
                                      Deriv-           (Month/                                                       (Month/Day/
                                      ative            Day/                                 (Instr. 3, 4,            Year)
                                      Security         Year)                                and 5)


                                                                                                                   Date      Expir-
                                                                                                                   Exer-     ation
                                                                                                                   cisable   Date
                                                                     Code         V         (A)          (D)


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1. Title of Derivative Security        7. Title and Amount of       8. Price of     9. Number      10. Owner-     11. Nature of
                                          Underlying Securities        Derivative   of Deriv-      ship Form of   Indirect
   (Instr. 3)                                                          Security     ative          Derivative     Beneficial
                                          (Instr. 3 and 4)                          Securities     Security:      Ownership
                                                                       (Instr. 5)   Beneficially   Direct (D) or
                                                                                    Owned at       Indirect (I)   (Instr. 4)
                                                                                    End of         (Instr. 4)
                                                                                    Month
                                                                                    (Instr. 4)
                                          Title      Amount or
                                                     Number of
                                                     Shares


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Explanation of Responses:

*Reporting Person has voting or investment control over shares held by these entities.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C.  1001 and 15 U.S.C. 78ff(a).

 By:  /s/ Peter Cobos                                    11/6/96
     ---------------------------------                 -------------
     **Signature of Reporting Person                      Date
     Peter Cobos, Controller, on behalf of Kingdon
     Capital Management Corp. and designated filer on behalf
     of the Reporting Persons listed on the attached page.

Note:        File three copies of this Form, one of which must be manually signed.
             If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                   Signature Page for Other Reporting Persons



M. KINGDON OFFSHORE NV

By:    Kingdon Capital Management
       Corp., as its Investment Advisor


By:    /s/ Peter Cobos
     ----------------------
       Name:  Peter Cobos



KINGDON ASSOCIATES, L.P.

By:    Peter Cobos, a General Partner

  /s/ Peter Cobos
----------------------
Peter Cobos




KINGDON PARTNERS, L.P.


By:   Peter Cobos, a General Partner

  /s/ Peter Cobos
----------------------
Peter Cobos

C/M:  12156.0001 422079.1

                                Designated Filer

                        Kingdon Capital Management Corp.
                              Statement For 10/96
                         Issuer Name - Alyn Corporation
                            Trading Symbol - "ALYN"





Other Reporting Persons

M. Kingdon Offshore NV
152 West 57th Street
New York, N.Y.  10019


Kingdon Associates, L.P.
152 West 57th Street
New York, N.Y.  10019


Kingdon Partners, L.P.
152 West 57th Street
New York, N.Y.  10019

C/M:  12156.0001 422079.1